Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

MarketAxess Holdings Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.003 per share	Other(2)	121,221(3)	$280.54	$34,007,339.34	0.0000927	$3,152.48

Total Offering Amounts:					$34,007,339.34		$3,152.48

Total Fee Offsets:							—

Net Fee Due:							$3,152.48

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of common stock, par value $0.003 per share (“Common Stock”), of MarketAxess Holdings Inc., a Delaware corporation (the “Company”), that become issuable under the MarketAxess Holdings Inc. 2022 Employee Stock Purchase Plan (the “Plan”) by reason of any stock split, stock dividend, recapitalization or other similar transaction that results in an increase in the number of outstanding shares of Common Stock.

(2)

Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rules 457(c) and 457(h) under the Securities Act, on the average of the high and low prices of Common Stock as reported on the Nasdaq Global Select Market on June 1, 2022.

(3)	Represents 121,221 shares of Common Stock issuable pursuant to the Plan in respect of shares reserved for issuance thereunder.